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               April 25, 2023

       Frederick Vogt, Ph.D, J.D.
       Interim Chief Executive Officer and President, General Counsel IOVANCE BIOTHERAPEUTICS, INC.
       825 Industrial Road, Suite 400
       Can Carlos, CA 94070

                                                        Re: IOVANCE
BIOTHERAPEUTICS, INC.
                                                            Preliminary Revised
Schedule 14A
                                                            Filed April 19,
2023
                                                            File No. 001-36860

       Dear Frederick Vogt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




               Sincerely,


               Division of Corporation Finance

               Office of Life Sciences